EXHIBIT 99.1

The SCO Group, Inc.

355 South 520 West

Lindon, Utah 84042

June 5, 2006

Mr. David Boies

Boies, Schiller & Flexner LLP

570 Lexington Avenue

16th Floor

New York, NY  10022

Re:                           First Amendment (this “Amendment”) to the Letter Agreement dated October 31, 2004 (the “Original Letter Agreement”) among The SCO Group, Inc. (the “Company”), Boies, Schiller & Flexner LLP (“BSF”), Kevin McBride, and Berger Singerman (together, the “Three Original Firms”)

Dear Mr. Boies:

As we have discussed, pursuant to the Original Letter Agreement, the Company was obligated to deposit at least $5 million into an escrow account (the “Escrow Account”) for the payment of any expert, consulting and other expenses (including out-of-pocket expenses of all law firms working on the SCO Litigation (as defined in the Original Letter Agreement)) approved by BSF.  Because much of the initial $5 million deposited into the Escrow Account has been utilized for the payment of expert, consulting and other expenses, the Company and the Three Original Firms desire to amend the Original Agreement to provide for a mechanism to increase the money in the Escrow Account in the event that the Company and BSF mutually agree to increase the amount of such money.

Accordingly, notwithstanding anything to the contrary in the Original Letter Agreement, the Company and the Three Original Firms desire to amend the Original Letter Agreement as follows:

1.               In the event that the Company and BSF from time to time mutually agree in writing that it is necessary to replenish the money in the Escrow Account, the Company will replenish the Escrow Account in the amount mutually agreed upon by the Company and BSF;

2.               The Company and BSF mutually agree that the Escrow Account initially will be replenished in the amount of $5 million, which money will be deposited by the Company into the Escrow Account within a reasonable period of time after the date hereof; and

3.               Any money remaining in the Escrow Account after the completion of the work contemplated in the Original Letter Agreement will be returned to the Company; provided, however, that before such money is returned to the Company, the

                        Company will have paid all approved expenses contemplated in the Original Letter Agreement and in this Amendment that are to be paid from the Escrow Account.

Except as set forth herein, this Amendment does not alter the terms or conditions of the Original Letter Agreement.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

If the terms of this Amendment are agreeable, please so indicate by signing below and returning this letter to Bert B. Young at The SCO Group, Inc., 355 South 520 West, Suite 100, Lindon, Utah  84042.

Sincerely,

		By:	/s/ Darl C. McBride
Darl C. McBride
Chief Executive Officer
Agreed and Accepted this 5th day of June, 2006.

BOIES, SCHILLER & FLEXNER LLP

By:	/s/ Stuart Singer
Name: Stuart Singer
Title: Partner

BERGER SINGERMAN

By:	/s/ Mitch Berger
Name: Mitch Berger
Title: President

/s/ Kevin McBride
Kevin McBride